SHAWN O'GRADY

EMPLOYMENT AGREEMENT EXTENSION

This extension (the "Extension") to the Shawn O'Grady Employment Agreement dated October 10, 2005 (the "Employment Agreement"), by and between Incentra Solutions, Inc., a Nevada corporation with its headquarters located in Boulder, Colorado (the "Employer"), and Shawn O'Grady (the "Executive") is entered into this 31st day of December, 2007. In consideration of the mutual covenants contained in the Employment Agreement and this Extension, the Employer and the Executive agree as follows:

1. The Employment Agreement is hereby extended for a period of two (2) years until December 31, 2009 (the "Extended Term"), subject to the amendments set forth in this Extension. Upon expiration of the Extended Term, the Employment Agreement shall become an "at-will" employment agreement unless and until otherwise extended (the "At-Will Period").

2. Paragraph 4(a) of the Employment Agreement is hereby amended to read in full as follows:

"(a) Base Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a base salary (the "Salary") from and after December 31, 2007, at the annual rate of Three Hundred Fifteen Thousand Eight Hundred Dollars ($315,800.00) subject to increase from time to time at the discretion of the Board of Directors upon recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives."

3. Paragraph 4(b) of the Employment Agreement is hereby amended to read in full as follows:

"(b) Bonus. Executive shall be eligible for an annual bonus of One Hundred Sixty Thousand Dollars ($160,000.00) at target, for the years 2007 through 2009, inclusive, based upon Executive's achievement of certain performance criteria to be determined and evaluated by the Board of Directors in its sole discretion. Executive's annual bonus eligibility for the years 2008 and 2009 may be increased at the discretion of the Board of Directors upon recommendation of the Compensation Committee. Such bonus shall be payable on or before February 25th of each year."

4.  This Extension may be executed in counterparts which, when taken together, shall constitute one and the same agreement. Execution and delivery of this Extension by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Extension by such party. Such facsimile copies shall constitute enforceable original documents.

5.  Except as otherwise expressly modified by this Extension, all terms, provisions, covenants and agreements contained in the Employment Agreement, including but not limited to the Termination and Termination Benefits provisions of Paragraph 6 of the Employment Agreement, shall remain unmodified and in full force and effect for the Extended Term and any At-Will Period.

IN WITNESS WHEREOF, this Extension has been executed by the Employer and by the Executive as of the date first written above.

INCENTRA SOLUTIONS, INC.

By:	/s/ Thomas P. Sweeney III
Name: Thomas P. Sweeney III
Title: Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Shawn O'Grady
Shawn O'Grady